                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 6)(1)

                                   SAIA, INC.
                                   ----------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    78709Y105
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                September 7, 2006
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

          If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box /_/.

          NOTE.  Schedules filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

--------
(1)       The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 2 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   626,243
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               626,243
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     626,243
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 3 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   251,746
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               251,746
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     251,746
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 4 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG AMBROSE MASTER FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   87,575
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               87,575
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     87,575
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 5 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG HALIFAX FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   80,631
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               80,631
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    80,631
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 6 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   390,669
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               390,669
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     390,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 7 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ADMIRAL ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   877,989
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               877,989
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     877,989
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 8 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   390,669
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               390,669
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     390,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 9 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,436,864
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,436,864
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,436,864
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 10 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     C4S & CO., L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,436,864
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,436,864
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,436,864
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 11 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,436,864
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,436,864
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,436,864
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 12 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,436,864
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,436,864
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,436,864
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 13 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,436,864
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,436,864
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,436,864
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 14 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,436,864
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,436,864
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,436,864
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 15 of 24 Pages
----------------------                                    ----------------------

          The following  constitutes  Amendment No. 6 ("Amendment No. 6") to the
Schedule 13D filed by the undersigned.  This Amendment No. 6 amends the Schedule
13D as specifically set forth.

     Item 3 is hereby amended and restated as follows:

         The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master were  purchased with the working  capital of such entities  (which may, at any given time,  include  margin  loans made by  brokerage  firms in the ordinary  course of  business)  in open market  purchases,  except as  otherwise noted, as set forth in Schedule A, which is  incorporated  by reference  herein.
The aggregate purchase cost of the Shares beneficially owned in the aggregate by
all  of  the  Reporting  Persons  is  approximately  $36,675,522.39,   including
brokerage commissions.

     Item 5 is hereby amended and restated as follows:

     The  aggregate  percentage  of Shares  reported  owned by each person named herein is based upon 14,656,155 Shares outstanding, which is the total number of
Shares  outstanding  as of July 26, 2006, as reported in the Issuer's  Quarterly
Report on Form 10-Q filed with the  Securities  and Exchange  Commission on July
28, 2006.

  A.      Starboard

     (a)  As of September 13, 2006, Starboard beneficially owned 626,243 Shares.

          Percentage: Approximately 4.3%.

     (b)  1. Sole power to vote or direct vote: 626,243
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 626,243
          4. Shared power to dispose or direct the disposition: 0

     (c)  The  transactions  by  Starboard  in the  Shares  since the  filing of
Amendment No. 5 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

  B.      Parche

     (a)  As of September 13, 2006, Parche beneficially owned 251,746 Shares.

          Percentage: Approximately 1.7%.

     (b)  1. Sole power to vote or direct vote: 251,746
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 251,746
          4. Shared power to dispose or direct the disposition: 0

     (c)  The transactions by Parche in the Shares since the filing of Amendment
No. 5 to  Schedule  13D are set  forth in  Schedule  A and are  incorporated  by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 16 of 24 Pages
----------------------                                    ----------------------

  C.      RCG Ambrose

     (a)  As of September 13, RCG Ambrose beneficially owned 87,575 Shares.

          Percentage: Less than 1%.

     (b)  1.  Sole power to vote or direct vote: 87,575
          2.  Shared power to vote or direct vote: 0
          3.  Sole powerto dispose or direct the disposition: 87,575
          4.  Shared power to dispose or direct the disposition: 0

     (c)  The  transactions  by RCG  Ambrose in the  Shares  since the filing of
Amendment No. 5 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

  D.      RCG Halifax

     (a)  As of  September  13,  2006,  RCG Halifax  beneficially  owned  80,631
Shares.

          Percentage: Less than 1%.

     (b)  1.  Sole power to vote or direct vote: 80,631
          2.  Shared power to vote or direct vote: 0
          3.  Sole power to dispose or direct the disposition: 80,631
          4.  Shared power to dispose or direct the disposition: 0

     (c)  The  transactions  by RCG  Halifax in the  Shares  since the filing of
Amendment No. 5 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

  E.      Ramius Master

     (a)  As of September  13, 2006,  Ramius Master  beneficially  owned 390,669
Shares.

          Percentage: Approximately 2.7%.

     (b)  1. Sole power to vote or direct vote: 390,669
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 390,669
          4. Shared power to dispose or direct the disposition: 0

     (c)  The  transactions  by Ramius  Master in the Shares since the filing of
Amendment No. 5 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

  F.      Admiral Advisors

     (a)  As of September 13, 2006, as the  investment  manager of Starboard and the managing  member of Parche,  Admiral  Advisors may be deemed the  beneficial

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 17 of 24 Pages
----------------------                                    ----------------------

owner of (i) 626,243  Shares owned by Starboard and (ii) 251,746 Shares owned by
Parche.

          Percentage: Approximately 6.0%.

     (b)  1. Sole power to vote or direct vote: 877,989
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 877,989
          4. Shared power to dispose or direct the disposition: 0

     (c)   Admiral  Advisors  did not enter into any  transactions  in the Shares since the filing of Amendment  No. 5 to Schedule  13D. The  transactions  in the
Shares  since  the  filing  of  Amendment  No. 5 to  Schedule  13D on  behalf of
Starboard and Parche are set forth in Schedule A and are incorporated  herein by reference.

  G.      Ramius Advisors

     (a)  As of September 13, 2006, as the investment  advisor of Ramius Master,
Ramius  Advisors may be deemed the  beneficial  owner of 390,669 Shares owned by
Ramius Master.

          Percentage: Approximately 2.7%.

     (b)  1. Sole power to vote or direct vote: 390,669
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 390,669
          4. Shared power to dispose or direct the disposition: 0

     (c)  Ramius  Advisors  did not enter  into any  transactions  in the Shares since the filing of Amendment  No. 5 to Schedule  13D. The  transactions  in the
Shares since the filing of  Amendment  No. 5 to Schedule 13D on behalf of Ramius
Master are set forth in Schedule A and are incorporated herein by reference.

  H.      Ramius Capital

     (a)  As of September 13, 2006,  as the sole member of Admiral  Advisors and
Ramius Advisors (the investment  advisor of Ramius Master) and as the investment advisor  to RCG  Halifax  and RCG  Ambrose,  Ramius  Capital  may be deemed  the beneficial  owner of (i) 626,243 shares owned by Starboard,  (ii) 251,746 Shares owned by Parche,  (iii) 87,575  Shares owned by RCG Ambrose,  (iv) 80,631 Shares owned by RCG Halifax and (v) 390,669 Shares owned by Ramius Master.

          Percentage: Approximately 9.8%.

     (b)  1. Sole power to vote or direct vote: 1,436,864
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 1,436,864
          4. Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 18 of 24 Pages
----------------------                                    ----------------------

     (c)  Ramius Capital did not enter into any transactions in the Shares since the filing of Amendment  No. 5 to Schedule 13D. The  transactions  in the Shares since the filing of  Amendment  No. 5 to  Schedule  13D on behalf of  Starboard,
Parche,  RCG Ambrose,  RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated herein by reference.

  I.      C4S

     (a) As of September 13, 2006, as the managing member of Ramius Capital, C4S may be deemed the  beneficial  owner of (i) 626,243  Shares owned by  Starboard,
(ii) 251,746  Shares owned by Parche,  (iii) 87,575 Shares owned by RCG Ambrose,
(iv) 80,631 Shares owned by RCG Halifax,  and (v) 390,669 Shares owned by Ramius
Master.

          Percentage: Approximately 9.8%.

     (b)  1. Sole power to vote or direct vote: 1,436,864
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 1,436,864
          4. Shared power to dispose or direct the disposition: 0

     (c)  C4S did not enter into any transactions in the Shares since the filing of Amendment  No. 5 to Schedule  13D. The  transactions  in the Shares since the filing of Amendment  No. 5 to Schedule 13D on behalf of Starboard,  Parche,  RCG
Ambrose,  RCG  Halifax  and Ramius  Master  are set forth in  Schedule A and are incorporated by reference.

  J.      Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

     (a)  As of September 13, 2006, as the managing  members of C4S, each of Mr.
Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 626,243  Shares owned by Starboard,  (ii) 251,746 Shares owned by Parche,
(iii)  87,575  Shares  owned by RCG  Ambrose,  (iv) 80,631  Shares  owned by RCG
Halifax and (v) 390,669  Shares owned by Ramius Master.  Each of Messrs.  Cohen,
Stark,  Solomon and Strauss share voting and  dispositive  power with respect to the Shares  owned by  Starboard,  Parche,  RCG  Ambrose,  RCG Halifax and Ramius
Master by virtue of their  shared  authority to vote and dispose of such Shares.
Messrs.  Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such
Shares.

          Percentage: Approximately 9.8%.

     (b)  1. Sole power to vote or direct vote: 0
          2. Shared power to vote or direct vote: 1,436,864
          3. Sole power to dispose or direct the disposition: 0
          4. Sharedpower to dispose or direct the disposition: 1,436,864

     (c)  None of Mr. Cohen,  Mr. Stark,  Mr. Strauss or Mr. Solomon has entered into any  transactions  in the  Shares  since the filing of  Amendment  No. 5 to
Schedule 13D. The transactions in the Shares since the filing of Amendment No. 5

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 19 of 24 Pages
----------------------                                    ----------------------

to Schedule 13D on behalf of  Starboard,  Parche,  RCG Ambrose,  RCG Halifax and
Ramius Master are set forth in Schedule A and are incorporated by reference.

     (d)  No person other than the Reporting  Persons is known to have the right to receive,  or the power to direct the receipt of dividends  from,  or proceeds from the sale of, such Shares.

     (e)  Not applicable.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 20 of 24 Pages
----------------------                                    ----------------------

                                   SIGNATURES

          After reasonable  inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated:   September 14, 2006

RAMIUS CAPITAL GROUP, LLC                       RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                          By: Ramius Capital Group, LLC,
    as Managing Member                              its Investment Advisor

By: /s/ Jeffrey M. Solomon                      By: C4S & Co., L.L.C.,
    ----------------------------                    its Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member                      By: /s/ Jeffrey M. Solomon
                                                    ----------------------------
                                                    Name:  Jeffrey M. Solomon
                                                    Title: Managing Member

RCG HALIFAX FUND, LTD.                          RAMIUS MASTER FUND, LTD

By: Ramius Capital Group, LLC,                  By: Ramius Advisors, LLC
    its Investment Advisor                          its Investment Advisor

By: C4S & Co., L.L.C.,                          By: Ramius Capital Group, LLC
    its Managing Member                             its Managing Member

By: /s/ Jeffrey M. Solomon                      By: /s/ Jeffrey M. Solomon
    ----------------------------                    ----------------------------
    Name:  Jeffrey M. Solomon                       Name:  Jeffrey M. Solomon
    Title: Managing Member                          Title: Managing Member

C4S & CO., L.L.C.                               JEFFREY M. SOLOMON

By: /s/ Jeffrey M. Solomon                      /s/ Jeffrey M. Solomon
    ----------------------------                --------------------------------
    Name:  Jeffrey M. Solomon                   Individually and as attorney-in-fact
    Title: Managing Member                      for Peter A.Cohen, Morgan B. Stark
                                                and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 21 of 24 Pages
----------------------                                    ----------------------

STARBOARD VALUE & OPPORTUNITY               PARCHE, LLC
MASTER FUND LTD.                                By: Admiral Advisors, LLC,
                                                    its managing member
By: /s/ Jeffrey M. Solomon
    ----------------------------                By: /s/ Jeffrey M. Solomon
    Name:  Jeffrey M. Solomon                       ----------------------------
    Title: Authorized Signatory                     Name:  Jeffrey M. Solomon
                                                    Title: Authorized Signatory

ADMIRAL ADVISORS, LLC                           RAMIUS ADVISORS, LLC
By: Ramius Capital Group, LLC,                  By: Ramius Capital Group, LLC,
    its managing member                             its managing member

By: /s/ Jeffrey M. Solomon                      By: /s/ Jeffrey M. Solomon
    ----------------------------                    ----------------------------
    Name:  Jeffrey M. Solomon                       Name:  Jeffrey M. Solomon
    Title: Authorized Signatory                     Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 22 of 24 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

 TRANSACTIONS IN THE SHARES SINCE THE FILING OF AMENDMENT NO. 5 TO SCHEDULE 13D

Shares of Common Stock              Price Per                         Date of
         Sold                       Share($)                       Purchase/Sale
         ----                       --------                       -------------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                ------------------------------------------------

          6,102                      31.3091                          8/21/06
          9,456                      31.2950                          8/21/06
          3,574                      31.2537                          8/28/06
            349                      31.3825                          8/28/06
            669                      31.4868                          8/29/06
            138                      31.5000                          8/31/06
          4,810                      31.3174                          9/07/06
         39,226                      30.2806                          9/07/06
         11,419                      30.9451                          9/08/06
         13,075                      31.0100                          9/11/06
         17,679                      32.2579                          9/12/06
         18,834                      33.4410                          9/13/06

                                   PARCHE, LLC
                                   -----------

          2,453                      31.3091                          8/21/06
          3,800                      31.2950                          8/21/06
          1,436                      31.2537                          8/28/06
            139                      31.3825                          8/28/06
            268                      31.4868                          8/29/06
             55                      31.5000                          8/31/06
          1,933                      30.3174                          9/07/06
         15,768                      30.2806                          9/07/06
          4,591                      30.9451                          9/08/06
          2,490                      31.0100                          9/11/06
          2,767                      31.0100                          9/11/06
          3,367                      32.2579                          9/12/06
          3,740                      32,2579                          9/12/06
          3,587                      33.4410                          9/13/06
          3,984                      33.4410                          9/13/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 23 of 24 Pages
----------------------                                    ----------------------

                          RCG AMBROSE MASTER FUND, LTD.
                          -----------------------------

            853                      31.3091                          8/21/06
          1,322                      31.2950                          8/21/06
            500                      31.2537                          8/28/06
             49                      31.3825                          8/28/06
             93                      31.4868                          8/29/06
             19                      31.5000                          8/31/06
            673                      30.3174                          9/07/06
          5,485                      30.2806                          9/07/06
          1,597                      30.9451                          9/08/06
          1,828                      31.0100                          9/11/06
          2,472                      32.2579                          9/12/06
          2,634                      33.4410                          9/13/06

                             RCG HALIFAX FUND, LTD.
                             ----------------------

            786                      31.3091                          8/21/06
          1,218                      31.2950                          8/21/06
            459                      31.2537                          8/28/06
             45                      31.3825                          8/28/06
             87                      31.4868                          8/29/06
             18                      31.5000                          8/31/06
            619                      30.3174                          9/07/06
          5,050                      30.2806                          9/07/06
          1,470                      30.9451                          9/08/06
          1,683                      31.0100                          9/11/06
          2,276                      32.2579                          9/12/06
          2,425                      33.4410                          9/13/06

                             RAMIUS MASTER FUND, LTD
                             -----------------------

          3,806                      31.3091                          8/21/06
          5,899                      31.2950                          8/21/06
          2,229                      31.2537                          8/28/06
            218                      31.3825                          8/28/06
            417                      31.4868                          8/29/06
             86                      31.5000                          8/31/06
          3,001                      30.3174                          9/07/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 24 of 24 Pages
----------------------                                    ----------------------

         24,471                      30.2806                          9/07/06
          7,124                      30.9451                          9/08/06
          8,157                      31.0100                          9/11/06
         11,029                      32.2579                          9/12/06
         11,749                      33.4410                          9/13/06